Filed Pursuant to Rule 424(b)(3)
File Number 333-192064

Prospectus Supplement No. 5
(To Prospectus dated May 22, 2014)

Hipcricket, Inc.
31,037,500 Shares of Common Stock

This Prospectus Supplement No. 5 supplements the prospectus dated May 22, 2014 (as supplemented to date, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-192064).  The Prospectus and this prospectus supplement relate to the disposition from time to time of up to 31,037,500 shares of our common stock, which are held or may be held by the selling stockholders named in the Prospectus.  We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholders.

This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement.  This prospectus supplement updates, amends and supplements the information included in the Prospectus.  If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On September 19, 2014, we filed a Current Report on Form 8-K with the Securities and Exchange Commission.  The text of such Form 8-K is attached hereto.

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Investing in our common stock involves a high degree of risk. In reviewing the Prospectus and this prospectus supplement, you should carefully consider the matters described under the heading “Risk Factors” beginning on page 3 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is September 19, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2014

Hipcricket, Inc.
(Exact name of registrant as specified in Charter)

Delaware	333-57818	20-0122076
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

110 110th Avenue NE, Suite 410
Bellevue, WA  98004
(Address of Principal Executive Offices)

(425) 452-1111
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07                      Submission of Matters to a Vote of Security Holders.

On September 18, 2014, Hipcricket, Inc. (“the Company”) held its 2014 annual meeting of stockholders.  At the annual meeting, the following matters were voted on:

Proposal 1: To elect Todd E. Wilson and Michael A. Brochu as Class I Directors.

Nominee	For	Withheld	Broker Non-Votes
Todd E. Wilson	60,481,635	9,645,577	60,202,320
Michael A. Brochu	60,872,386	9,254,826	60,202,320

Proposal 2: To ratify the selection of Moss Adams LLP as the Company’s independent registered public accounting firm for fiscal year 2015.

For	Against	Abstain	Broker Non-Votes
120,546,787	7,701,707	2,081,038	0

Proposal 3: To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation which will allow our Board of Directors discretionary authority to effect a reverse stock split in a ratio of between 1 for 20 and 1 for 40.

For	Against	Abstain	Broker Non-Votes
104,554,181	22,454,087	3,321,264	0

All proposals submitted to shareholders were approved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Hipcricket, Inc.
(Registrant)

Date: September 19, 2014	By:	/s/ Todd E. Wilson
Interim Chief Executive Officer